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                                                                   EXHIBIT 10.15

           APPROVAL OF AMENDMENT OF CERTAIN LONG TERM INCENTIVE PLANS

      After full discussion and on motion duly made and seconded, the following resolutions were unanimously adopted:

      RESOLVED, that the Company's long-term incentive compensation plans, including without limitation the 1993 Burlington Resources Inc. Stock Incentive Plan, the 1997 Employee Stock Incentive Plan and the 1997 Performance Share Unit Plan (the "Plans"), be, and hereby are, amended to authorize the plan administrator named in each such plan, acting in its discretion, to accelerate the vesting of all or any portion of any granted but unvested awards thereunder, including without limitation stock options, restricted stock, phantom stock units, and performance share units, in connection with the termination of a participant's employment with the Company or any of its subsidiaries and also to authorize each such plan administrator, in its sole discretion, to delegate the decision to accelerate such vesting to the Company's Chief Executive Officer.

      RESOLVED, that the proper officers of the Company be, and hereby are, severally authorized, for and in the name and on behalf of the Company, to execute and deliver all instruments, and do and perform any and all acts and things, including without limitation amending the Plans, which said officers may deem necessary or desirable to effectuate the purpose and intent of the foregoing resolution.